EXHIBIT 10.18


SERVICES AGREEMENT, dated as of the 26th of June, 1995 by and between Faulding Inc., a Delaware corporation having its principal place of business at 274 Riverside Ave. Westport, Connecticut
06880 (hereinafter referred to as "Faulding") and Purepac Pharmaceutical Co., a Delaware corporation having its principal office at 200 Elmora Avenue, Elizabeth New Jersey (hereinafter referred to as "Purepac").



	  WHEREAS, Faulding has heretofore entered into a Toll Manufacturing Agreement with Purepac dated as of August 1, 1993, which agreement was amended as of December 23, 1994 ("the Toll Manufacturing Agreement") pursuant to which Faulding has contracted with Purepac for the manufacture of the Product (as hereinafter defined);

	  WHEREAS, Faulding has entered into a supply and distribution agreement (the "Distribution Agreement") with Bristol-Myers
Squibb Company ("the Distributor") dated December 23, 1994 pursuant to which Faulding has agreed to grant to the Distributor the exclusive right to distribute the Product in the Territory (as hereinafter defined) and has agreed in connection with such grant to provide, or arrange to provide, certain services to the Distributor;

	  WHEREAS, the parties, in light of certain provisions of the Distribution Agreement, wish to clarify each of their responsibilities under the Toll Manufacturing Agreement and Faulding wishes to retain Purepac to provide certain additional services, and Purepac wishes to provide such services, subject to the terms and conditions of this Agreement.

	  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to the following:


     1.  DEFINITIONS

	  For the purposes of this Agreement the following terms shall have the following meanings:

	  1.1 "Development Period" shall mean the period commencing as of August 1, 1993 and ending on the date of the validation and commencement of commercial production of the Product.

	  1.2 "Distribution Agreement" shall mean the Supply and Distribution Agreement dated December 23, 1994 between Faulding and the Distributor.

	  1.3   "Distributor" shall mean Bristol-Myers Squibb
Company, a corporation organized under the laws of the State of Delaware.

	  1.4  "FDA" shall mean the United States Federal Food and
Drug Administration.

	  1.5  "F. H. Faulding" shall mean F.H. Faulding & Co.
Limited, a South Australian corporation.

	  1.6 "Fiscal Year" means the twelve month period commencing on July 1 of each year and ending on June 30, or any other twelve month period designated as the fiscal year of Purepac.

	  1.7 "NDA" shall mean the New Drug Application to be filed with the FDA in respect of the Product.

	  1.8 "Product" shall mean an oral sustained release morphine product comprising a multitude of polymer coated sustained released pellets of morphine sulphate encapsulated in hard gelatin capsules containing 20 mg, 50 mg and 100 mg doses or any other dose in the range of 20 mg to 100 mg of polymer coated sustained release pellets of morphine sulphate.

	  1.9 "Specifications" shall mean the written specifications with respect to the Product mutually agreed to by the parties hereto, which Specifications may be changed or modified only as agreed to by the parties in writing.

	  1.10 "Territory" shall mean the United States of America and its territories and possessions, including, without limitation, Puerto Rico.

	  1.11 "Toll Manufacturing Agreement" shall mean the Toll Manufacturing Agreement between Faulding and Purepac dated as of August 1, 1993, as amended as of December 24, 1994.

	  1.12 "Trademark" shall mean that mark "Kadian" or any replacement mark for the marketing and sale of the Product agreed to by the parties as contemplated by Section 14 of the Distribution Agreement.


     2.   QUALITY CONTROL AND PRODUCT ACCEPTANCE.

	  2.1 Purepac will ensure that deliveries of the Product to Purepac's warehouse are accompanied by quality control certificates of analysis and will send copies of such certificates of analysis contemporaneously by telecopier (confirmed by hard copies mailed) to Faulding and the Distributor.

	  2.2 Purepac agrees to perform quality control testing of any returned Product as follows. In the event that any of the Product is returned to Purepac's warehouse by the Distributor or the Distributor's customers for the reason that said Product is claimed not to meet Specifications or is otherwise defective, Purepac shall notify Faulding within five (5) days of such return by written notice (the "Return Notice") specifying, if applicable, the manner in which such Product is claimed not to meet Specifications or to be otherwise defective. In the case of a return received by the Distributor, upon Faulding's receipt of written notice from the Distributor (the "Distributor's Return Notice"), Faulding may request the Distributor to return the Product which is claimed to be defective or samples thereof to Purepac for testing and will contemporaneously notify Purepac of such request. Upon receipt and testing of the Product, if Purepac concludes that such Product does not conform to the Specifications or is otherwise defective and that such departure from Specifications or defect is due to the fault or act of Purepac (collectively, a "Defect Caused by Purepac"), Purepac will use its best efforts to replace such Product, free of charge, with conforming goods within ninety (90) days from, in the case of a return to Purepac's warehouse, the return of such Product, or, in the case of a return to the Distributor, Faulding's receipt of the Distributor's Return Notice or Purepac's receipt of the samples, whichever is later. If Purepac concludes that the Product conforms to the Specifications, is not otherwise defective or that the Product defect is not a Defect
Caused by Purepac, Purepac shall promptly notify Faulding of its findings and shall cooperate, as reasonably requested by Faulding, in Faulding's communications with the Distributor and the submission, if necessary of the Product to an independent laboratory for analysis in the form of a written report ("Report"). If Faulding notifies the Distributor that it disagrees with the return of Product to Purepac's warehouse or with a Distributor's Return
Notice, and if the Distributor submits a new purchase order for Product to Faulding at such time for the same amount of Product as in dispute, upon notification by Faulding, Purepac agrees to use reasonable efforts to deliver such Product as promptly as commercially practicable. In the event that the Report determines that any of the Product returned to the Distributor or Purepac's warehouse does not meet Specifications or is otherwise defective and such defect is a Defect Caused by Purepac, Purepac will use its best efforts to replace such Product with conforming goods, free of charge, within ninety (90) days from the date of the Report.
All transportation, shipping and insurance costs and other fees incidental to the shipping back to Purepac of Product conceded by Purepac or determined by the Report to be a Defect Caused by Purepac and the shipping to the Distributor of the replacement
Product (and costs of the independent laboratory only if the Report of which has concluded that the Product does not meet Specifications or is otherwise defective due to a Defect Caused by Purepac) will be paid for by Purepac.

	  2.3 Purepac agrees to accept any return of the Product from the Distributor, whether the Product in question is dated or claimed to be defective, it being understood that, unless Purepac is so required, at its cost, to replace such returned Product for the reasons set forth in Section 2.2 above, Faulding shall bear, or ensure that the Distributor bears, the cost of any such returned Product at the applicable invoice price, as agreed to by the Distributor and Faulding in the Distribution Agreement, and shall indemnify and hold Purepac harmless from any additional expenditures relating to the shipping back to Purepac of Product and the shipping by Purepac of any replacement Product. Purepac shall dispose of all returned Product by, as appropriate, including it in the Distributor's inventory or destroying it in accordance with applicable legal and regulatory requirements. All commercially reasonable costs of the handling of returned Product, other than that determined to have returned due to a Defect Caused by Purepac, shall be charged to the Distributor or otherwise borne by Faulding and Faulding shall indemnify and hold Purepac harmless from any such costs.

	  2.4 No later than the time each batch of the Product is released by Purepac and transferred to its finished goods warehouse, Purepac shall furnish the Distributor with a specimen
Product sample from such batch in order that the Distributor may conduct its own quality control assays. Purepac shall not ship out any Product from any batch until and unless the Distributor, after its independent quality assays, has furnished Purepac with a written release with respect to such batch. Faulding shall use its best efforts to cause the Distributor to conduct such assays and furnish Purepac with a written release with respect to each such batch in a timely manner. Any disagreement as to whether any batch shall be regarded as defective (thereby requiring Purepac to replace such batch) shall be dealt with as provided in Section 2.2 of this Agreement and Section 6(b) of the Distribution Agreement.

	  2.5 Purepac agrees to grant representatives of F.H. Faulding and the Distributor, at their respective costs, the right to inspect Purepac's quality control procedures and records in regard to the manufacture of the Product during Purepac's normal business hours upon prior reasonable written notice by Faulding to Purepac and, in particular, the right at any time and from time to time during business hours, after prior arrangements have been established with Purepac, to inspect that part of Purepac's plant facility (or facilities) which is engaged in the manufacture, preparation, processing or warehousing of the Product for the sole purpose of reviewing Purepac's compliance with applicable current Good Manufacturing Practice and applicable DEA regulations as they
specifically relate to the Product.   Faulding shall  assume all
risk of loss and indemnify and hold Purepac harmless from and against any and all loss, liability, damage, claim and expense including, but not limited to, reasonable attorneys' fees arising out of or resulting from either F.H. Faulding's or the Distributor's employees' acts or omissions at Purepac facilities.


     3.  RECALLS.

	  3.1 In the event that Faulding or Purepac determines that
a Product does not conform to the Specifications or that it should be recalled for any other reason, prior to taking any action, it shall give written notice to the other party and the Distributor specifying its reasons for the necessity of a recall (the "Recall Notice") or if either party receives a Recall Notice from the Distributor, it shall promptly notify the other party. If either Faulding or Purepac has requested the recall or Faulding agrees with the determination made by the Distributor as stated in a
Recall Notice given by the Distributor to Faulding, and relayed by Faulding to Purepac, or the FDA has requested a recall or voluntary market withdrawal, the parties agree that the Distributor shall handle the administration of the recall and that Purepac shall use its best efforts, consistent with relevant requirements and restrictions of the FDA, to replace all Product recalled within one
hundred twenty (120) days from the date of the Recall Notice.   The
Distributor shall be reimbursed for all out-of-pocket expenses relating to such recall (a) by Purepac if it is determined, as set forth in Section 2.2, that the recalled Product does not meet Specifications or is otherwise defective as a result of a Defect Caused by Purepac and (b) by Faulding if the recall has been agreed to by the parties for any other reason. However, if the Distributor, in its sole determination, with a Recall Notice to Faulding, initiates and implements a Product recall, Purepac will not be required to replace the recalled Product and reimburse the Distributor for expenses as provided in the preceding sentence or
Section 3.2, without a determination, as set forth in Section 2.2 that the Product recalled did not meet Specifications or is otherwise defective.

	  3.2 The parties agree to abide by any recall/voluntary market withdrawal request of the FDA. Moreover, the parties agree that in all cases, the Distributor will handle the administration of the recalls as follows:

	  (a) If within ten (10) days from the date of a Recall Notice from the Distributor, Faulding has been unable to reach an agreement with the Distributor concerning the necessity of a recall, the parties hereto agree that the Product shall be submitted to a mutually acceptable independent laboratory for a Report, the cost of which shall be borne by Purepac only if the finding of the Report is that the Product does not meet Specifications or is otherwise defective as a result of a Defect Caused by Purepac and otherwise, as the case may be, by Faulding or the Distributor as set forth under the terms of the Distribution Agreement.

	  (b) In the event that the finding of the Report is that the Product does not meet Specifications or is otherwise defective as a result of a Defect Caused by Purepac, Purepac shall, consistent with relevant requirements and restrictions of the FDA and at its own cost, use its best efforts to replace all Product recalled within one hundred twenty (120) days from the date of the Report and shall reimburse the Distributor for all reasonable out-of-pocket expenses relating to such recall. In the event that the discrepancy is resolved in the Report against Faulding\Purepac for any reason other than that the Product does not meet Specifications or is defective as a result of a Defect Caused by Purepac, the parties agree that the Distributor shall handle the administration of the recall (unless the Distributor has by that time already implemented the recall in question pursuant to the last sentence of Section 3.1} and Purepac, at Faulding's cost, shall use its best efforts , consistent with relevant requirements and restrictions of the FDA, to replace all Product recalled within one hundred twenty
	  (120) days from the date of the Report and Faulding shall reimburse the Distributor for all reasonable out-of-pocket expenses relating to such recall. In the event that the discrepancy is resolved in the Report in favor of Faulding\Purepac and the Distributor elects to recall the Product notwithstanding the Report, the parties agree that the Distributor shall handle the administration of the recall (unless the Distributor has by that time already implemented the recall in question pursuant to the last sentence of Section 3.1). In such event, neither of the parties to this Agreement will have any obligation with respect to replacement of the Product or reimbursement of the Distributor's expenses.


	  3.3 Faulding and Purepac shall each advise the other party, by written notice, in the event that it learns of any facts or circumstances which could warrant the recall of the Product for reasons of safety, health or efficacy.


     4.  THE TRADEMARK AND LABELING

	  4.1 Purepac shall package and label the Product in accordance with the packaging and labeling provided by Faulding (which, as set forth in the Distribution Agreement, shall receive such packaging and labeling from the Distributor), which shall comply with FDA specifications and requirements; provided, however that Purepac has received camera ready labeling and insert copy in the appropriate quantities for Purepac's use in packaging the Product and provided, further that Purepac is supplied with the art work for such packaging and labeling. The parties agree that the packaging and labeling will carry the Trademark and the packaging will indicate the actual manufacturer of the Product. Purepac acknowledges and agrees, as approved Product manufacturer under the NDA, that it shall be responsible for any of its own acts and omissions with respect to the form and content of all Product labels and other aspects of Product packaging and labeling (collectively, the "Labeling") except to the extent that any claims with respect to the Labeling relate to label information and content that either Faulding or the Distributor supplied Purepac. Faulding agrees to indemnify Purepac and hold it harmless from all such claims with respect to the Labeling to the extent that such claims relate to label information and content that either Faulding or the Distributor supplied Purepac.

	  4.2 The parties understand and agree that the Distributor, under Section 14(e) of the Distribution Agreement, has granted to both of the parties hereto permission to refer to the Trademark (and any substitute, replacement or additional trademark relating to the Product) in its regulatory filings, annual reports and other financial and corporate reporting obligations, brochures and promotional and public relation materials.


     5.  COSTS OF SERVICES/PAYMENTS

	  5.1 Each of the parties agrees that the aggregate cost of services provided to Faulding by Purepac through March 31, 1995 pursuant to the Toll Manufacturing Agreement and this Service Agreement, as detailed on Schedule 1, equals $U.S.1,413,558, which Faulding has heretofore paid to Purepac in full.

	  5.2 The parties agree that within five (5) working days after the end of each month, Purepac shall submit to Faulding a statement detailing the costs of services during that month (a "Cost Statement"). Subject to the provisions of the immediately following sentence and Section 6 of this Agreement, Faulding shall pay to Purepac the amount due as reflected in the Cost Statement within thirty (30) days of its receipt of such Statement. Faulding may withhold from its payment to Purepac only any amount in dispute with regard to such payment; provided, however that within 10 days after its receipt of any Cost Statement, Faulding shall initiate a review of Purepac's costs, as reflected in the Statement, by written notice to Purepac. Within 10 days of Purepac's receipt of such notice, the parties will meet and negotiate in good faith to resolve any differences.

	  5.3 Both parties acknowledge and agree that they expect that the costs, chargeable to Faulding as set forth in Section 5.2 hereof, that are associated with services (a) set forth in this Services Agreement will continue throughout the term of this Agreement and (b) set forth in the Toll Manufacturing Agreement (the "Toll Manufacturing Costs") will continue only through the Development Period; provided, however, that if Purepac, at any time, discovers that any such Toll Manufacturing Costs are likely to continue after the end of the Development Period, it shall immediately so advise Faulding in writing, including a detailed description of the service to be provided, the estimated cost and duration of such service to be provided after the end of the Development Period and the rationale for including the cost of such service as a Toll Manufacturing Cost. Upon Faulding's receipt of such notice and provided that such Toll Manufacturing Cost would have been chargeable to Faulding if it had been incurred during the Development Period, then Purepac shall have the right to invoice Faulding, and Faulding shall have the obligation to pay Purepac, for such Toll Manufacturing Services that are incurred after the
Development Period.   If Faulding disagrees that any such charge is
a Toll Manufacturing Charge, it shall give Purepac written notice, which shall detail its objections, and within ten (10) days of Purepac's receipt of such notice, the parties will meet and negotiate in good faith to resolve any differences between them.

	  5.4 All payments made under this Section 5 shall be payable in United States Dollars. Such payments may be accomplished by direct payment or credit against any amount due
Faulding from Purepac or otherwise, as the parties shall agree.


     6.  BUDGET REVIEW AND REVIEW OF SERVICES

	  6.1 Set forth on Schedules 2 and 3 of this Agreement are, respectively, the (a) estimated costs of services provided, and to be provided, by Purepac to Faulding, under the Toll Manufacturing Agreement and this Services Agreement, from April 1, 1995 through June 30, 1995 and (b) forecast of the cost of services to be provided by Purepac to Faulding, under both such agreements(the "Budget Forecast") during the 1995/96 Fiscal Year. All of such costs will be calculated using Purepac's standard allocation procedures based on usage, consistent with United States generally accepted accounting procedures.

	  6.2 During the Development Period, no later than 120 days before the end of each Fiscal Year, Purepac shall submit to Faulding a Budget Forecast of its projected costs for the following Fiscal Year. Within 30 days after its receipt of Purepac's Budget Forecast, Faulding may initiate a review of Purepac's projected costs by written notice to Purepac. Within seven (7) days of Purepac's receipt of such notice, the parties will meet and negotiate in good faith to resolve any differences between them.

	  6.3 During the Development Period, Purepac shall review at least quarterly the projected costs in its current Budget Forecast and shall promptly notify Faulding in writing whenever current projected costs exceed 115% of the costs previously forecasted and delivered to Faulding. Upon Faulding's receipt of such notice, Faulding may give notice in writing to Purepac (the "Demand Notice"), requiring a review of Purepac's projected costs within fourteen (14) days of Purepac's receipt of the Demand Notice.

	  6.4 Faulding understands and agrees that it must give Purepac reasonable notice of any required services under this Agreement and the Toll Manufacturing Agreement to avoid any unnecessary disruptions in the operation of Purepac's business. In the event of any conflict between the parties with respect to either of their respective obligations hereunder or under the Toll Manufacturing Agreement, either party, by written notice to the other party which reasonably details the items in dispute, may initiate a review of the parties' obligations. Within fourteen
(14) days of the recipient's receipt of such notice, the parties will meet and negotiate in good faith to resolve any differences between them.


     7.   TAXATION ISSUES

	  7.1 Each of the parties is aware that the commercial arrangements of this Agreement may be subject to transfer pricing reviews by the relevant taxation authorities in the Territory and Australia. As a result, this Agreement may be subject to internal reviews by either or both parties and to audits by the relevant taxation authorities. If as a result of such reviews or audits, it becomes necessary or advisable for either party (the "Affected Party")to change any commercial arrangements of this Agreement, including, without limitation, making retroactive adjustments, the other party, within thirty (30) days after written notification by the Affected Party, which notification shall explain in reasonable detail the reason for the proposed change, shall meet with the Affected Party and each of the parties agrees to negotiate in good faith, and to use its best efforts to reach agreement with respect to, any modifications to the commercial terms of this Agreement.
In the event that the parties, despite their best efforts, cannot reach agreement with respect to any material change, which in the opinion of either party is necessary or advisable for the reasons set forth in this Section 7.1, either party, upon written notice to the other party, may terminate this Agreement.

	  7.2 Each of the parties agrees to provide reasonable assistance, at the other party's reasonable cost, if such other party is subject to a taxation audit that reviews any commercial arrangements of this Agreement.


     8.  TERM AND TERMINATION

	  The term of this Agreement shall commence as of the date hereof and shall continue until the expiration or termination of either or both of the Distribution Agreement and/or the Toll
Manufacturing Agreement.


     9.   NOTICES

	  Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail post or by express mail or by overnight courier to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served four
(4) days after the date of airmail by post or express mail:

	  To: Faulding

	  President
	  Faulding Inc.
	  274 Riverside Ave.
	  Westport, Connecticut 06880
	  Facsimile (203) 221-7005

	  To:  Purepac

	  Chief Operating Officer
	  Purepac Pharmaceutical Co.
	  200 Elmora Avenue
	  Elizabeth, New Jersey 07207
	  Facsimile (908) 527-0649


     10.  NON WAIVER

	  Any party's failure to exercise or enforce any right conferred upon it under this Agreement shall not be deemed to be a waiver of any such right or operate to bar the exercise or performance thereof at any time or times thereafter nor shall any party's waiver of any right under this Agreement at any given time including rights to any payment be deemed a waiver for any other time.


     11.  GOVERNING LAW

	  This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New Jersey.


     12.  ASSIGNMENT AND SUB-CONTRACTING

	  The rights and obligations covered hereunder are personal to each party hereto, and for this reason, this Agreement shall not be assignable by either party in whole or in part; nor shall either party sub-contract any of its obligations hereunder without the prior written consent of the other party; provided, however, that the restriction contained herein shall in no way limit the rights of either party to make assignments to its parent or any of its affiliates. This Agreement shall be binding upon any permitted assignee or successor of either party.


     13.  ENTIRE AGREEMENT

	  This Agreement and the Toll Manufacturing Agreement incorporate the entire understanding of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.

     14.  HEADINGS

	  The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.


     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.


			 PUREPAC PHARMACEUTICAL CO.


			 By: /s/
			    -----------------------


			 FAULDING INC.


			 By: /s/
			    ------------------------







								SCHEDULE 1






							  US $
		DATE          INVOICE NUMBERS            AMOUNT



	  Dec. 31, 93         FHF-001-12                $    39,100
	  Mar. 31, 94         FHF-002-03                    $13,750
	  Jun. 30, 94         FHF-011-06                     89,148
			 SUB-TOTAL FY 93/4                  141,998
	  July 31, 94         FHF-001-07                     80,743
	  July 31, 94         FHF-001-07                      4,331
	  Aug. 31, 94         FHF-001-08                      4,611
	  Sept. 30, 94        FHF-011-09A                   199,535
	  Oct. 26, 94         FHF-011-10                    128,427
	  Nov. 28, 94         FHF-011-11                    168,720
	  Dec. 29, 94         FHF-011-12                    174,256
	  Jan. 24, 95         FHF-011-01                    127,863
	  Feb. 28, 95         FHF-011-02                    111,917
	  Mar. 28, 95         FHF-011-03                    121,332
	  Apr. 24, 95         FHF-011-04                    149,825
			 SUB-TOTAL FY 94/5               $1,271,560
			 LIFE OF PROJECT                 $1,413,558

								 SCHEDULE 2



KADIAN CHARGES TO FAULDING FOR THE PERIOD APRIL 1 TO JUNE 30, 1995



April, 1995              $115,693 (actual - billed 5/29/95)

May,  1995               $110,000 (forecast)

June, 1995               $80,000 (forecast)